As filed with the Securities and Exchange Commission on July 23, 2018.

Registration No. 333-210532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	90-0929989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Park Avenue, 3rd Floor
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Weil, Jr.

Chairman, Chief Executive Officer and President

American Finance Trust, Inc.
405 Park Avenue, 3rd Floor
New York, New York 10022
(212) 415-6500

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000	Michael J. Choate, Esq. Proskauer Rose LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602-4342 Tel: (312) 962-3550	James A. Tanaka, Esq. Chief Securities Counsel & EVP AR Global 405 Park Avenue, 3rd floor New York, NY 10022 Tel: (212) 415-6500

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Post-Effective Amendment No. 1 to the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐ Non-accelerated filer ☒ Emerging growth company ☒	Accelerated filer ☐ Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

The registrant is not registering additional securities. The registrant previously paid a registration fee of $18,742 in relation to the registration of 7,700,000 shares of common stock, $0.01 par value per share, with a maximum aggregate offering price of $186,109,000 under the registrant’s original Registration Statement on Form S-3 (File No. 333-210532) filed with the Commission on April 1, 2016. 4,211,917 shares of the Corporation’s common stock have been sold for an aggregate offering price of $99,596,473 through July 23, 2018. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-210-532) is being filed to amend and restate the registrant’s existing distribution reinvestment plan following the listing of its Class A common stock, par value $0.01 per share, on The Nasdaq Global Select Market.

PROSPECTUS

AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

3,488,083 shares of Class A common stock

With this prospectus, we are offering you the opportunity to participate in our Amended and Restated Distribution Reinvestment Plan (the “Plan”), which became effective on July 19, 2018.

Pursuant to the Plan, holders of shares of all three of our outstanding classes of stock (collectively, “common stock”) may reinvest all or a portion of the cash distributions we pay them in additional shares of our Class A common stock, par value $0.01 per share (“Class A common stock”). All our shares of Class A common stock are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “AFIN.” On July 19, 2018, the last reported sale price of our Class A common stock on Nasdaq was $15.00 per share. Our two other classes of outstanding stock, Class B-1 common stock, par value $0.01 per share (“Class B-1 common stock”), which will automatically convert into Class A common stock to be listed on Nasdaq no later than October 17, 2018, 90 days following the date our Class A common stock is listed on Nasdaq, and Class B-2 common stock, par value $0.01 per share (“Class B-2 common stock”), which will automatically convert into Class A common stock to be listed on Nasdaq no later than January 15, 2019, 180 days following the date our Class A common stock is listed on Nasdaq.

Any current stockholder who joins or participates in the Plan, or who has previously enrolled in the Plan, will be considered a Participant (as defined below). Shares of Class A common stock purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds.

Enrollment in the Plan is entirely voluntary and Participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions on behalf of beneficial owners. If you elect not to participate in the Plan, you will receive dividends, if and when authorized by our board of directors and declared by us, by check or automatic deposit to a bank account that you designate. Shares of Class A common stock purchased under the Plan are issued in the name of the Plan Administrator, DST Systems Inc. (the “Plan Administrator”), or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit such distributions to the Participants’ accounts on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in shares of Class A common stock as directed by each Participant. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan administrator.

This prospectus relates to 3,488,083 shares of Class A common stock offered hereby and registered for sale under the Plan. To the extent that shares of Class A common stock issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company intends to issue such shares from time to time and, therefore, the Plan is expected to raise capital for the Company.

We have elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). Shares of our capital stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including, subject to certain exceptions, a 9.8% ownership limit of common stock by value or number of shares, whichever is more restrictive. See “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

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PLAN HIGHLIGHTS

•	Commencing with the distribution payable on or before the close of business on August 3, 2018, you may invest any of your cash distributions that we pay to you in additional shares of Class A common stock without paying any brokerage commissions or fees.

•	No action is required if you were already participating in the Plan prior to its amendment and restatement. Once you are enrolled in the Plan, or if you have previously enrolled in the Plan, cash distributions paid on the shares of common stock will be automatically reinvested in additional shares of Class A common stock until you terminate your participation in the Plan or your participation is terminated by us. No minimum amount of shares of Class A common stock is required to participate in the Plan.

•	Your continued participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you are not a Participant, or if you are a Participant and you terminate your participation in the Plan, you will continue to receive any cash distributions paid on your shares of common stock.

Investing in our Class A common stock involves risks. You should read this prospectus and any prospectus supplement or amendment carefully so you will know how the Plan works and then retain it for future reference. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and in any Current Reports on Form 8-K, and under similar headings in other documents that are incorporated by reference into this prospectus or filed with the Securities and Exchange Commission before investing in our Class A common stock. See “Where You Can Find More Information” and “Cautionary Statement Regarding Forward-Looking Statements.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Prospectus dated July 23, 2018

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We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

In this prospectus, the “Company,” “we,” “us” and “our” refer to American Finance Trust, Inc., a Maryland real estate investment trust, and its direct and indirect subsidiaries, including American Finance Operating Partnership, L.P., its operating partnership. In this prospectus, the term “distributions” refers to ordinary distributions or dividends, as authorized by our board of directors and declared by us on a regular, monthly or quarterly, basis, and payable to all holders of shares of all three classes of our common stock.

AMERICAN FINANCE TRUST, INC.

We are a diversified REIT with a retail focus. We own a diversified portfolio of commercial properties which are net leased primarily to investment grade and other creditworthy tenants and, as a result of the Merger (as defined below), a portfolio of retail properties consisting primarily of power centers and lifestyle centers. Prior to the Merger, we acquired a diversified portfolio of commercial properties comprised primarily of freestanding single-tenant properties that are net leased to investment grade and other creditworthy tenants. We intend to focus our future acquisitions primarily on net leased retail properties. As of March 31, 2018, we owned 558 properties, comprised of 19.1 million rentable square feet, which were 94.3% leased, including 523 net leased commercial properties (478 of which are retail properties) and 35 retail properties which were acquired in the Merger.

Incorporated on January 22, 2013, we are a Maryland corporation that elected and qualified to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Substantially all of our business is conducted through the operating partnership and its wholly owned subsidiaries. As of March 31, 2018, we had 104.8 million shares of common stock outstanding, including unvested restricted shares of common stock and shares issued pursuant to our distribution reinvestment plan.

We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our REIT taxable income to stockholders and otherwise maintain our qualification as a REIT.

We have no employees. We have retained American Finance Advisors, LLC (the “Advisor”) to manage our affairs on a day-to-day basis. American Finance Properties, LLC (the "Property Manager") serves as our property manager. The Advisor and the Property Manager are wholly owned subsidiaries of AR Global. Lincoln and its affiliates provide services to the Advisor in connection with our retail properties acquired in the Merger that are not net leased. The Advisor has informed us that the Advisor has agreed to pass through to Lincoln a portion of the fees and/or other expense reimbursements otherwise payable to the Advisor or its affiliates by us for services rendered by Lincoln. We have no obligation to Lincoln.

On February 16, 2017, we completed (a) the merger of American Realty Capital – Retail Centers of America, Inc. (“RCA”) with and into a wholly owned subsidiary of us and (b) the merger of American Realty Capital Retail Operating Partnership, L.P. with and into the operating partnership, with the operating partnership as the surviving entity (together, the “Merger”). RCA was sponsored and advised by affiliates of the Advisor. We issued 38.2 million shares of our common stock and paid $92.5 million in cash as consideration to complete the Merger.

On July 19, 2018, we listed our Class A common stock on Nasdaq under the symbol “AFIN.” We have two other classes of outstanding stock, Class B-1 common stock, which will automatically convert into Class A common stock to be listed on Nasdaq no later than October 17, 2018, 90 days following the date our Class A common stock is listed on Nasdaq, and Class B-2 common stock, which will automatically convert into Class A common stock to be listed on Nasdaq no later than January 15, 2019, 180 days following the date our Class A common stock is listed on Nasdaq.

Our principal executive offices are located at 405 Park Avenue, 3rd Floor, New York, New York 10022. Our Investor Relations telephone number is (866) 902-0063. We maintain a website at www.americanfinancetrust.com. Information on our website is not, and should not be interpreted to be, part of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part, including its exhibits.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Finance Trust, Inc.
405 Park Avenue, 3rd Floor
New York, NY 10022
(866) 902-0063
Attn: Investor Relations

Our SEC filings are also available to you at the SEC’s website at www.sec.gov and at our website at www.americanfinancetrust.com. The contents of our website are not deemed to be part of this prospectus or any prospectus supplement. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 19, 2018 and Amendment No. 1 thereto filed with the SEC on June 8, 2018;

•	our Definitive Proxy Statement on Schedule 14A, filed on April 10, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 14, 2018;

•	our Current Reports on Forms 8-K and 8-K/A, as applicable, filed with the SEC on February 15, 2018, March 20, 2018, May 1, 2018, May 2, 2018, May 22, 2018, May 31, 2018, June 29, 2018, July 9, 2018, July 13, 2018 and July 19, 2018; and

•	the description of our Class A common stock included in our Registration Statement on Form 8-A filed with the SEC on July 18, 2018.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: American Finance Trust, Inc., 405 Park Avenue, 3rd Floor, New York, NY 10022, Attn: Investor Relations at (866) 902-0063.

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RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q and in any Current Reports on Form 8-K, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference contain forward-looking statements. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial item. These statements include statements regarding the intent, belief or current expectations of us, our Advisor and members of our management team, as well as the assumptions on which such statements are based. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Further, forward-looking statements speak only as of the date they are made.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our filings with the SEC incorporated by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	our use of proceeds of this offering;
•	our business and investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of the general market, real estate market, economic and political conditions;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders at the current rate, or at all;
•	the degree and nature of our competition;
•	the availability of qualified personnel; and
•	our ability to maintain our qualification as a REIT.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this prospectus and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. You should carefully consider these risks before you make an investment decision with respect to this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes, unless required by law. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

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THE PLAN

The following questions and answers explain and constitute the Plan, which has been adopted by our board of directors, effective as of July 19, 2018. Stockholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

PURPOSE

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of shares of common stock (“Participants”) with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional shares of Class A common stock without paying any fees, to the extent shares of Class A common stock are purchased directly from the Company. See Question 5 for a description of the holders who are eligible to participate in the Plan. Shares of Class A common stock purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds. To the extent shares of Class A common stock are purchased from the Company under the Plan, it will receive additional funds for general corporate and working capital purposes. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of Class A common stock in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of Class A common stock.

OPTIONS AVAILABLE TO PARTICIPANTS

2.	What options are available to enrolled Participants?

Commencing with the distribution payable on or before the close of business on August 3, 2018 to stockholders of record at the close of business on each day during the period from July 1, 2018 to July 18, 2018 (the “July Pre-Listing Distribution”), Participants may elect to have cash distributions paid on all or a portion of their shares of common stock automatically reinvested in additional shares of Class A common stock. Cash distributions are paid on the shares of common stock when, if and as authorized by our board of directors and declared by the Company. Subject to the availability of shares of Class A common stock registered under the Securities Act of 1933, as amended, for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

ADVANTAGES AND DISADVANTAGES

3.	What are the advantages and disadvantages of the Plan?

Advantages:

A.          The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their shares of common stock in additional shares of Class A common stock without paying any fees to the extent shares of Class A common stock are purchased directly from the Company.

B.          Subject to the availability of shares of Class A common stock registered for issuance under the Plan, all cash distributions paid on Participants’ shares of common stock can be fully invested in additional shares of Class A common stock. The Plan permits fractional shares to be credited to Plan accounts. Distributions on fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

C.          The Plan Administrator, DST Systems Inc., at no charge to Participants, provides for the safekeeping of the shares of Class A common stock credited to each Plan account.

D.          Periodic statements reflecting all current activity, including share purchases and the latest Plan account balance, simplify record-keeping for each Participant. See Question 17 for information concerning reports to Participants.

Disadvantages:

E.          No interest will be paid by the Company or the Plan Administrator on distributions held pending reinvestment. See Question 11.

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F.          Resales of shares of Class A common stock credited to a Participant’s account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if resale is made by the Plan Administrator at the request of a Participant), a per share processing fee and any applicable share transfer taxes on the resales. See Questions 16 and 21.

G.          Prospective investors in shares of Class A common stock should carefully consider the matters described under “Risk Factors” in filings with the SEC incorporated by reference, and other similar statements contained in the Plan and the documents incorporated or deemed incorporated by reference herein and therein prior to making an investment in the shares of Class A common stock.

ADMINISTRATION

4.	Who administers the Plan?

DST Systems Inc., which we refer to as the Plan Administrator, administers the Plan. As agent for the Participants, the Plan Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan. See Question 17 for information concerning reports to Participants. The Company pays all costs of administering the Plan. shares of Class A common stock purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit distributions to each Participant’s account on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in shares of Class A common stock as directed by each Participant. The Plan Administrator makes all purchases of shares of Class A common stock under the Plan.

The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the shares of common stock. The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:

DST Systems Inc.
Attention: Distribution Reinvestment Plan of American Finance Trust, Inc.

430 W. 7th St.
Kansas City, MO 64105-1407
(844) 411-4272

Participants should include their account number(s) and include a reference to the Company in any correspondence.

You can obtain information about your account over the Internet through “Investor Center Access” on the Company’s website, http://ir.americanfinancetrust.com/resources/contact-ir. The information on or linked to the Company’s website is not a part of and is not incorporated by reference into this Plan.

In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan and will promptly provide notice as described in Question 29.

PARTICIPATION

For purposes of this section, responses will generally be based upon the method by which the holder holds his, her or its shares of common stock. Generally, holders are either Record Owners or Beneficial Owners. A “Record Owner” is a holder who owns shares of common stock in his, her or its own name. A “Beneficial Owner” is a holder who beneficially owns shares of common stock that are registered in a name other than his, her or its own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his, her or its own name or coordinate his, her or its participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his, her or its participation in the Plan with his, her or its broker, bank or other nominee, he, she or it should call the Company’s Investor Relations Department at (866) 902-0063.

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5.	Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one share of common stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his, her or its own name or arrange with the broker, bank or other nominee who is the record holder to participate on his, her or its behalf. See Question 7.

To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 7.

The Company may terminate, by written notice, at any time any Participant’s individual participation in the Plan if its participation would be in violation of the restrictions contained in the Company’s charter or bylaws. These restrictions generally prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of stock of any class or series of shares of stock of the Company if the purchase would violate the provisions of the Company’s charter that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock, or violate any of the other share ownership and transfer restrictions imposed by the Company’s charter.

6.	How does an eligible stockholder or interested new investor participate?

Record Owners may join the Plan by completing and signing the enrollment form that may be obtained from the Plan Administrator (the “Enrollment Form”) and returning it to the Plan Administrator. Enrollment Forms may be obtained at any time by written request to DST Systems Inc., Attention: Distribution Reinvestment Plan of American Finance Trust, Inc., 430 W. 7th St., Kansas City, MO 64105-1407 or by telephoning the Plan Administrator at (844) 411-4272. Record Owners may also join the Plan by going to the Company’s web site, www.americanfinancetrust.com, and downloading the Enrollment Form.

Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Enrollment Form included with the Plan. The broker, bank or other nominee will forward the completed Enrollment Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan.

If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Enrollment Form without electing an investment option, the Enrollment Form will be deemed to indicate the intention of the Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions toward the purchase of additional shares of Class A common stock. See Question 8 for investment options.

7.     Do Participants in the Plan prior to July 19, 2018, when the Company listed shares of Class A common stock on Nasdaq and this Plan became effective, need to do anything to continue to be Participants?

No. If you were a Participant in the Plan prior to July 19, 2018, when the Company listed shares of Class A common stock on Nasdaq and this Plan became effective, you will remain a Participant in the Plan without submitting an Enrollment Form unless and until you terminate your participation in accordance with Questions 20 and 21.

8.	What does the Enrollment Form provide?

The Enrollment Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash distributions on all or a specified percentage of shares of common stock owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional shares of Class A common stock credited to a Participant’s Plan account (“Plan Shares”). The Enrollment Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional shares of Class A common stock with distributions paid on Participating Shares. Distributions will continue to be reinvested on the percentage of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 20 and 21), or the Plan is terminated. See Question 7 for additional information about the Enrollment Form.

The Enrollment Form provides for the purchase of additional shares of Class A common stock through the following investment options:

A.	If the “Full Distribution Reinvestment” option is elected, the Plan Administrator will apply all cash distributions on all shares of common stock then or subsequently registered in the Participant’s name, and all cash distributions on all Plan Shares, toward the purchase of additional shares of Class A common stock.

B.	If the “Partial Distribution Reinvestment” option is elected, the Plan Administrator will apply the cash distributions on a specified percentage of the Participant’s shares of common stock to purchase additional shares of Class A common stock. The Plan Administrator will pay the Participant cash distributions on the remaining shares of common stock, when and if declared by our board of directors.

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Each Participant may select either one of these options. If a Participant returns a properly executed Enrollment Form to the Administrator without electing an investment option, the Participant will be enrolled as having selected Full Distribution Reinvestment.

Participants may change their investment options at any time by contacting the Plan Administrator by telephone or in writing as indicated in Question 32. See Question 11 for the effective date for any change in investment options.

9.	Is partial participation possible under the Plan?

Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Enrollment Form a percentage of shares of common stock for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the percent of shares of common stock specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares. See Question 8.

10.	When may an eligible stockholder or interested new investor join the Plan?

A Record Owner or Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he, she or it withdraws from the Plan, the Company terminates his, her or its participation in the Plan or the Company terminates the Plan. See Question 21 regarding withdrawal from the Plan.

11.	When will distributions be reinvested?

Purchases of shares of Class A common stock under the Plan will be made on the “Investment Date” in each month. The Investment Date with respect to shares of Class A common stock acquired directly from the Company and relating to a distribution reinvestment will be no later than five business days following the record date for the distribution (unless that day is not a business day in which case it is the first business day immediately thereafter). The Investment Date with respect to shares of Class A common stock purchased in the open market will be no later than ten business days following the distribution payment date.

At the time the Plan Administrator makes open market purchases, the purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant will have any authorization or power to direct the time or price at which shares of Class A common stock will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, at the time the Plan Administrator makes open market purchases, the Plan Administrator will use its reasonable best efforts to purchase the shares of Class A common stock at the lowest possible price.

If the Enrollment Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Enrollment Form is received on or after any record date, reinvestment of distributions will begin following the next record date if the Participant is still a stockholder of record. Record dates for payment of distributions normally precede payment dates by approximately one to two weeks.

shares of Class A common stock will be allocated and credited to Participants’ accounts as follows: (1) shares of Class A common stock purchased from the Company will be allocated and credited as of the appropriate Investment Date; and (2) shares of Class A common stock purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares of Class A common stock to be purchased on behalf of all Participants with distributions to be reinvested during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS PENDING REINVESTMENT UNDER THE TERMS OF THE PLAN.

PURCHASES AND PRICES OF SHARES

12.	What will be the price to Participants of shares of Class A common stock purchased under the Plan?

The price per share of Class A common stock acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the shares of Class A common stock on Nasdaq on the Investment Date (as defined in Question 11), or if no trading occurs in the shares of Class A common stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

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The price per share of Class A common stock acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of Class A common stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. Additionally, each Participant will be charged a per share processing fee (currently $0.03 per share) paid by the Plan Administrator in connection with these open market purchases. Per share processing fees include any brokerage commissions the Plan Administrator is required to pay. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the shares of Class A common stock relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the shares of Class A common stock to be purchased under the Plan see Question 15).

Neither the Company nor any Participant will have any authorization or power to direct the time or price at which shares of Class A common stock will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, at the time the Plan Administrator makes open market purchases, the Plan Administrator will use its best efforts to purchase the shares of Class A common stock at the lowest possible price.

All references in the Plan to the “Market Price” when it relates to distribution reinvestments which will be reinvested in shares of Class A common stock acquired directly from the Company means the average of the high and low sales prices, computed to three decimal places, of the shares of Class A common stock on Nasdaq on the Investment Date, or if no trading occurs in the shares of common stock on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in shares of Class A common stock purchased in the open market, “Market Price” means the weighted average of the actual prices paid, net of commissions, computed to three decimal places, for all of the shares of Class A common stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter.

13.	What are the Record Dates and Investment Dates for distribution reinvestment?

For the reinvestment of distributions, the “Record Date” is the record date declared by the Company for the distribution. The Investment Date with respect to shares of Class A common stock acquired directly from the Company will be no later than five business days following the record date (unless that day is not a business day in which case it is the first business day immediately thereafter and except with respect to the July Pre-Listing Distribution for which the Investment Date will be a day within seven days of the payment date). The Investment Date with respect to shares of Class A common stock purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for monthly distributions on the shares of Class A common stock will precede the distribution payment dates by approximately one to two weeks.

14.	How will the number of shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of shares of Class A common stock, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of the Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in the Participant’s Plan account and available for investment on the related Investment Date. Subject to the availability of shares of Class A common stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15.	What is the source of shares of Class A common stock purchased under the Plan?

Plan Shares will be purchased either directly from the Company, in which event these shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. Except with respect to the July Pre-Listing Distribution, the Company will determine the source of the shares of Class A common stock to be purchased under the Plan at least three business days prior to the relevant Record Date and will notify the Plan Administrator of this determination. Neither the Company nor the Plan Administrator will be required to provide any written notice to Participants as to the source of the shares of Class A common stock to be purchased under the Plan, but current information regarding the source of the shares of Class A common stock may be obtained by contacting the Company’s Investor Relations Department at (866) 902-0063.

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16.	Are there any expenses to Participants in connection with their participation under the Plan?

Participants will have to pay a service charge and processing fees to sell Plan shares. See Question 21 for more information. Participants will incur no fees in connection with the reinvestment of distributions when shares of Class A common stock are acquired directly from the Company. Each Participant will be charged a per share processing fee (currently $0.03 per share) paid by the Plan Administrator for shares of Class A common stock acquired through open market purchases. The Company will pay all other costs of administration of the Plan. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

REPORTS TO PARTICIPANTS

17.	What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement of his, her or its account following each purchase of additional shares of Class A common stock. These statements are Participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. Specific cost basis information will be included in each Participant’s statement in accordance with applicable law. In addition, Participants will receive copies of other communications sent to holders of shares of common stock, including the Company’s annual report to its stockholders, notice of annual meeting and proxy statement in connection with the Company’s annual meetings of stockholders and Internal Revenue Service (“IRS”) information for reporting distributions paid.

DISTRIBUTIONS ON FRACTIONS

18.	Will Participants be credited with distributions on fractions of shares?

Yes.

CERTIFICATES FOR CLASS A COMMON STOCK

19.	Will certificates be issued for shares of Class A common stock purchased?

Unless your shares are held by a broker, bank or other nominee, we will register shares of Class A common stock that we purchase for your account under the Plan in your name. We will credit these shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of Class A common stock.

WITHDRAWALS AND TERMINATION

20.	When may Participants withdraw from the Plan?

A Participant may withdraw from the Plan with respect to all or a portion of the shares of common stock held in his, her or its account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by our board of directors for determining stockholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

If the request to withdraw is received by the Plan Administrator near a distribution record date, the Plan Administrator, in its sole discretion, may either pay the distribution in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following the distribution payment date, less any applicable fees. All distributions subsequent to the Investment Date will be paid in cash unless a stockholder re-enrolls in the Plan, which may be done at any time.

Notwithstanding the foregoing, the Plan Administrator must receive written notice of your withdrawal from the Plan by July 27, 2018 for the withdrawal to be effective prior to paying the July Pre-Listing Distribution.

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21.	How does a Participant withdraw from the Plan or sell shares in his, her or its Plan account?

A Participant may withdraw from the Plan at any time by giving telephone or written instructions to the Plan Administrator. Upon closing a Plan account, the Participant will receive a check for the cash value of any fractional share of common stock. The value of that check for fractional shares of common stock will be based on the then current trading price of the shares of Class A common stock, less any service and processing fees.

Upon withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares of Class A common stock credited to his, her or its account in the Plan by a market order. A market order is a request to sell shares of Class A common stock at the market price. Market order sales are only available by calling the Plan Administrator directly at (844) 411-4272. Market order sale requests received by telephone will be placed within one market day after receipt. Depending on the number of shares of Class A common stock being sold and current trading volume in the shares of Class A common stock, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of the day. To determine if shares of Class A common stock were sold, a Participant should check his, her or its account online through “Investor Center Access” on the Company’s website, http://ir.americanfinancetrust.com/resources/contact-ir, or call the Plan Administrator directly at (844) 411-4272. If a Participant’s market order sale was not filled and he, she or it still wants the shares of Class A common stock to be sold, the Participant will need to re-enter the sale request. The price will be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $20 per order and a processing fee of $0.03 per share of Class A common stock sold. Fees are deducted from the proceeds derived from the sale.

Sale proceeds are normally paid by check and distributed within one business day after settlement of the sale transaction. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Participants should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request. The Plan Administrator also reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares of Class A common stock for the Plan are sold, and no one, other than Plan Administrator will select the broker(s) or dealer(s) through or from whom sales are to be made.

22.	Are there any automatic termination provisions?

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON SHARES IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE CLASS A COMMON SHARES.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO PLAN PARTICIPANTS

23.	What are the U.S. federal income tax consequences of participation in the Plan?

The following summarizes certain U.S. federal income tax considerations to current stockholders who participate in the Plan. Stockholders should read the discussion under the heading “Material U.S. Federal Income Tax Considerations” in this prospectus for a summary of U.S. federal income tax considerations related to the ownership of shares of Class A common stock.

The following summary is for general information only and is not tax advice. This discussion is based on an interpretation of the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect as of the date of the Plan, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to Participants subject to special treatment under the U.S. federal income tax laws and does not discuss any state, local or foreign tax consequences associated with participation in the Plan.

EACH PROSPECTIVE PARTICIPANT IN THE PLAN IS ADVISED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS, HER OR ITS SPECIFIC OR UNIQUE CIRCUMSTANCES, OF PARTICIPATING IN THE PLAN, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS PARTICIPATION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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In the case of shares of Class A common stock purchased by the Plan Administrator pursuant to the Plan, whether purchased from the Company or in the open market, Participants will be treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.

That distribution will be taxable generally as a dividend to the extent of the Company’s current or accumulated earnings and profits. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated generally first as a tax-deferred return of capital, reducing the tax basis in a Participant’s shares, and to the extent it exceeds a Participant’s tax basis will be treated generally as gain realized from the sale of the Participant’s shares.

A Participant’s holding period for shares of Class A common stock acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the shares of Class A common stock equal to the amount of cash used to purchase the shares of Class A common stock.

A Participant will not realize any taxable income upon receipt of certificates for whole shares of Class A common stock credited to the Participant’s account, either upon the Participant’s request for certain of those shares of Class A common stock or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of shares of Class A common stock acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant’s account. The amount of any gain or loss will be the difference between the amount that the Participant received for the shares of Class A common stock or fractional share equivalent and the tax basis thereof.

24.	How are income tax withholding provisions applied to Participants in the Plan?

If a Participant that is a U.S. Stockholder (as defined in “Material U.S. Federal Income Tax Considerations”) fails to provide certain U.S. federal income tax certifications in the manner required by law, distributions on shares of Class A common stock or, proceeds from the sale of fractional shares and proceeds from the sale of shares of Class A common stock held for a Participant’s account may be subject to U.S. federal income tax withholding at the “backup withholding” rate (currently 24% for 2018). If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If a Participant is a Non-U.S. Stockholder (as defined in “Material U.S. Federal Income Tax Considerations”) whose distributions are subject to U.S. federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the remaining balance in shares of Class A common stock will be credited to the Participant’s account. A Non-U.S. Stockholder will not be subject to withholding under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to certain Company capital gain distributions on its shares of Class A common stock so long as the Non-U.S. Stockholder owns 10% or less of the Company’s shares of Class A common stock at all times during the one year period ending on the date of the distribution and those shares remain regularly traded on an established United States securities market, but will instead remain subject to the 30% (or lower treaty rate) withholding tax described in the preceding sentence with respect to such distributions.

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax generally on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. Participants should read the FATCA discussion under the heading “Material U.S. Federal Income Tax Considerations – Foreign Account Tax Compliance Act (“FATCA”)” in this prospectus for a summary of FATCA considerations.

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OTHER INFORMATION

25.	What happens if a Participant sells or transfers all of the shares of common stock registered in the Participant’s name?

If a Participant disposes of all shares of common stock registered in his, her or its name, and is not shown as a Record Owner on a distribution record date, the Participant will be terminated from the Plan as of this date and the Participant will be deemed to have submitted a withdrawal notice that was received prior to the applicable record date.

26.	What happens if the Company declares a distribution payable in shares or declares a share split?

Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant’s Plan account will be credited to the Participant’s Plan account. Distributions that are not paid in cash may not be reinvested pursuant to the Plan.

27.	How will shares of Class A common stock held by the Plan Administrator be voted at meetings of stockholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares of common stock and shares of common stock held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares of common stock held in the Plan through his, her or its broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all the shares of common stock covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares of common stock will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares of common stock registered in a Participant’s name may be voted only by the Participant in person.

28.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, in the case of a Participant that is an individual, with respect to the prices at which shares of Class A common stock are purchased and/or the times when those purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws.

The Company and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

29.	May the Plan be changed or discontinued?

Yes. The Company may suspend, terminate, or amend the Plan at any time, effective immediately. Notice will be mailed to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after action by the Company.

The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly notified of any substitution, and this notice will also include any information about the effect of the change in administration of this Plan on Participants.

Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any determination will be final.

30.	Who bears the risk of market fluctuations in the trading price of shares of Class A common stock?

A Participant’s investment in shares of Class A common stock held in the Plan account is no different from his, her or its investment in directly held shares of Class A common stock. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to its shares of Class A common stock.

31.	Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

DST Systems Inc.
Attention: Distribution Reinvestment Plan of American Finance Trust, Inc.

430 W. 7th St.
Kansas City, MO 64105-1407
(844) 411-4272

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Please mention American Finance Trust, Inc. and the Plan in all correspondence.

32.	How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any determination will be final. The Company may adopt terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

33.	What are some of the Participant responsibilities under the Plan?

Participants should notify the Plan Administrator promptly of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Class A common stock or cash held by the Plan Administrator except as expressly provided herein.

34.	What transactions can I conduct through the Internet?

Through “Investor Center Access” on the Company’s website, http://ir.americanfinancetrust.com/resources/contact-ir, Participants can perform the following functions:

•	review their Plan account;

•	arrange to receive American Finance Trust, Inc. proxy material and other material sent to Record Owners over the Internet;

•	download forms; and

•	request a change of address in their Plan account.

Participation in the Plan through the Company’s website is entirely voluntary. You may contact DST Systems Inc. by any of the methods outlined below:

Toll-free number:	(844) 411-4272

Mailing Address:	DST Systems Inc.
Attention: Distribution Reinvestment Plan of American Finance Trust, Inc.
430 W. 7th St.
Kansas City, MO 64105-1407

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DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter (including any applicable articles supplementary classifying a class or series of preferred stock) and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue a total of 350,000,000 shares of capital stock, consisting of 247,470,603.707 shares of Class A common stock, par value $0.01 per share, 26,264,698.1465 shares of Class B-1 common stock, par value $0.01 per share, 26,264,698.1465 shares of Class B-2 common stock, par value $0.01 per share, and 50,000,000 million shares of preferred stock, par value $0.01 per share. Prior to the listing of Class A common stock on Nasdaq, fractional shares of Class A common stock were redeemed for cash in an amount equal to the amount of fractional shares multiplied by the Company’s then-estimated per-share net asset value of $23.56 (except for fractional unvested restricted shares of common stock held by our independent directors, which will be forfeited). Prior to converting into shares of Class A common stock, fractional shares of Class B-1 common stock and Class B-2 common stock that would otherwise convert into fractional shares of Class A common stock will be redeemed for cash in an amount equal to the number of fractional shares multiplied by the trading price per share of Class A common stock determined at the time of conversion.

As of the date of this prospectus, we have 53,594,069 shares of Class A common stock, 26,264,686.5 shares of Class B-1 common stock, and 26,264,686.5 shares of Class B-2 common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

For a description of the terms of any class or series of preferred stock we may issue in the future, see the articles supplementary classifying such class or series of preferred stock, which will be filed or incorporated by reference as an exhibit to such registration statement or a document incorporated or deemed to be incorporated by reference in this prospectus, and the description of such class or series of preferred stock contained in the applicable registration statement on Form 8-A, if any, including any subsequently filed amendments thereto and reports filed for the purpose of updating such description, which may be obtained as described below under “Where You Can Find More Information” and “Documents Incorporated By Reference.”

Our board of directors, with the approval of a majority of the entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

Upon issuance for full payment therefor, all common stock issued by us will be fully paid and non-assessable. Except as noted below under “— Listing”, there are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the charter, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.

Holders of shares of our common stock are entitled to vote for the election of directors. Directors may be removed from office, only for cause, by the affirmative vote of stockholders entitled to cast at least two thirds of the votes entitled to be cast generally in the election of directors. Cause is defined in our charter to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

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Except as noted below under “— Listing”, shares of Class B-1 common stock and shares of Class B-2 common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the shares of Class A common stock.

Preferred Stock

Under our charter, our board of directors, without stockholder approval, is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:

•	distribution rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemptions; and

•	liquidation preferences.

The preferred stock we may offer from time to time under this prospectus, when issued, will be duly authorized, fully paid and nonassessable.

Any shares of our preferred stock that we issue could rank senior to our shares of common stock with respect to the payment of distributions, in which case we could not pay any distributions on such junior shares until full distributions have been paid with respect to such shares of our preferred stock.

The rights, preferences, privileges and restrictions of each class or series of shares of our preferred stock will be fixed by articles supplementary relating to the class or series. We will describe the specific terms of the particular class or series of shares of our preferred stock offered in the prospectus supplement relating to that class or series, which terms will include:

•	the designation and par value of the shares of our preferred stock;

•	the voting rights, if any, of the shares of our preferred stock;

•	the number of shares of our preferred stock offered, the liquidation preference per share of our preferred stock and the offering price of the shares of our preferred stock;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the shares of our preferred stock;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the shares of our preferred stock will cumulate;

•	the procedures for any auction and remarketing for the shares of our preferred stock, if applicable;

•	the provision for a sinking fund, if any, for the shares of our preferred stock;

•	the provision for, and any restriction on, redemption, if applicable, of the shares of our preferred stock;

•	the provision for, and any restriction on, repurchase, if applicable, of the shares of our preferred stock;

•	the terms and provisions, if any, upon which the shares of our preferred stock will be convertible into shares of common stock, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the shares of our preferred stock may be modified, if applicable;

•	the relative ranking and preferences of the shares of our preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

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•	any limitation on issuance of any other class or series of shares of our preferred stock, including any class or series of shares of our preferred stock ranking senior to or on parity with the class or series of shares of our preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the shares of our preferred stock on any securities exchange;

•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the shares of our preferred stock;

•	information with respect to book-entry procedures, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the shares of our preferred stock; and

•	any additional rights, preferences, privileges or restrictions of the shares of our preferred stock.

Power to Reclassify Shares of Our Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock, into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law (the “MGCL”), and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock and the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock; we refer to these limitations as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

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Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a charitable trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

Our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable decreased limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give, at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by our board of directors; or

•	us being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

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Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the principal national securities exchange on which the shares are listed and admitted to trading, the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends and other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trustee; and

•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

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Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is DST Systems, Inc. The principal business address of the transfer agent and registrar is 333 W. 11th Street, Kansas City, MO 64105.

Listing

Our Class A common stock is listed on Nasdaq under the symbol “AFIN.” We have two other classes of outstanding stock, Class B-1 common stock, which will automatically convert into Class A common stock to be listed on Nasdaq no later than October 17, 2018, 90 days following the date our Class A common stock is listed on Nasdaq, and Class B-2 common stock, which will automatically convert into Class A common stock to be listed on Nasdaq no later than January 15, 2019, 180 days following the date our Class A common stock is listed on Nasdaq.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of shares of our common stock and preferred stock. This discussion is based upon the Code, Treasury regulations and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of shares of our stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	partnerships or entities treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	pension plans or other tax-exempt organizations, except to the extent discussed below;

•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold their stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who acquired shares of our stock through the exercise of an employee stock option or otherwise as compensation;

•	persons who are Non-U.S. Stockholders (as defined below), except to the extent discussed below; and

•	owners of holders of shares of stock.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our stock, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the Company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold shares of our stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of shares of our stock, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended on December 31, 2013. We intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

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In brief, a corporation that complies with the provisions in Code Sections 856 through 860 and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with the registration statement of which this prospectus is a part. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2013, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual method of operation through the date hereof has enabled us to meet and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion is incorporated by reference into the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% Gross Income Tests (as defined below), the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the Asset Tests (as defined below), the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

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•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•	If we fail to satisfy any of the REIT Asset Tests (as defined below), other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

•	If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.

•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the five-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

•	The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a qualified REIT subsidiary (a “QRS”), including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

(1)   that is managed by one or more trustees or directors;

(2)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)   that would be taxable as a domestic corporation but for its qualification as a REIT;

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(4)   that is neither a financial institution nor an insurance company;

(5)   that meets the gross income, asset and annual distribution requirements;

(6)   the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(7)   generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

(8)   that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(9)   that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while requirements (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying requirement (9).

Ownership of Interests in Partnerships, Limited Liability Companies and QRSs

A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest, including our operating partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another QRS, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

We may from time to time own certain assets through entities that we wholly-own and that are disregarded as separate from us. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

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Ownership of Interests in TRSs

We currently own an interest in a TRS and we may acquire securities in more TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be comprised of securities of one or more TRSs. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of capital stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of capital stock, without the approval of our board of directors. See the section entitled “Description of Capital Stock — Restrictions on Transfer and Ownership of Stock” in the accompanying prospectus. Additionally, our charter contains provisions requiring each holder of shares of our stock to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets (the “Asset Tests”). After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test. At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property or on interests in real property), (2) shares in other qualifying REITs, (3) debt instruments issued by publicly offered REITs and (4) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in our filings with the SEC. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test. Except as described below, the remaining 25% of our assets generally may be invested subject to certain restrictions, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, other than equity investments in QRSs and TRSs, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. In addition, not more than 25% of our assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

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For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and could fail to qualify as a REIT.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Department of the Treasury (the “Treasury”)), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (a) $50,000, or (b) an amount determined (under regulations) by multiplying (I) the highest rate of tax for corporations under Code Section 11, by (II) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, which we refer to as the Gross Income Tests.

75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) income from other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

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95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources that satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property. Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or through a TRS. With respect to this rule, tenants may receive some services in connection with their leases of the real properties. Our intention is that the services we provide are those usually or customarily rendered in connection with the rental of space only, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described above). Our board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements, and if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

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Interest Income. It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Prohibited Transaction Income. Any gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any subsidiary partnership or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Under existing law, whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to conduct our operations so that no asset owned by us is held as inventory or primarily for sale to customers, and that a sale of any asset owned by us will not be in the ordinary course of business. However, the IRS may successfully contend that some or all of the sales made by us, our subsidiary partnerships, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% tax will not apply to gains from the sale of assets that are held through a TRS, although the gains of any TRS will be subject to tax at the regular U.S. federal corporate income tax rate.

Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests. Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

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Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year.

For our taxable years commencing prior to January 1, 2015, in order for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

Failure to Qualify

If we fail to continue to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

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Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;

•	generally has been held for at least two years;

•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) or occurs in a year when the REIT disposes of less than 20% of its assets if the three year average adjusted basis or fair market value does not exceed 10%.

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

We have acquired and intend to acquire and own commercial properties subject to net leases. We have structured and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

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•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and

•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Derivatives and Hedging Transactions

We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities. These hedging transactions can take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. When we or a pass-through subsidiary enters into such a contract either (i) to reduce interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% Gross Income Test or the 95% Gross Income Test, and, in each case, we clearly and timely identify the transaction, income from the hedging transaction, including gain from the sale or disposition of the financial instrument or any periodic income from the instrument, would not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent such income would jeopardize our REIT status. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the Gross Income Tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Tax Aspects of Investments in Partnerships

General. We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an umbrella partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the Gross Income Tests and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

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Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners. Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

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Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders

Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of shares of our stock by the partnership.

Distributions. Distributions that we make to our U.S. Stockholders out of current or accumulated earnings and profits that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) for tax years ending before January 1, 2026 generally will entitle individuals, trusts and estates to the 20% pass-through deduction. Corporate stockholders are not entitled to the pass-through deduction or the dividends-received deduction with respect to our distributions. A noncorporate U.S. Stockholder’s ability to claim the deduction equal to 20% of qualifying dividends received may be limited by the U.S. Stockholder’s particular circumstances. In addition, for any noncorporate U.S. Stockholder that claims a deduction in respect of qualifying dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its shares of our stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

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With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as qualified dividend income. A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)   the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)   the amount of earnings and profits accumulated in a non-REIT year that were distributed by the REIT during the taxable year;

(3)   the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(4)   the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year and that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year.

We have the ability to declare a large portion of a distribution on our common stock in shares of our common stock. As long as a portion of such distribution is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution (to the extent of our current or accumulated earnings and profits) will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our common stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

Sales of Shares. The amount of net capital gain or loss recognized upon sale or other disposition of shares of our stock by a U.S. Stockholder generally would equal the difference between (x) the amount of cash and fair market value of any property received in the sale and (y) the U.S. Stockholder’s basis in the shares sold. Gain on a sale of stock by a U.S. non-corporate investor generally will qualify for reduced U.S. federal income tax rates applicable to long-term net capital gain, provided that the investor held the stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our stock by a U.S. Stockholder who has held the stock for six months or less generally would be treated as a long-term capital loss to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations. Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at the corporate tax rate. Except in limited circumstances, as discussed above with respect to capital gains dividends or qualified dividend income, the reduced tax rate for long-term net capital gains will not apply to dividends paid by us.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, distributions paid on shares of our stock should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.

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In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting

We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 24% until December 31, 2025 and 28% thereafter with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status or with respect to whom the IRS notifies us that such stockholder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Stockholders

Generally, for purposes of this discussion, a “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General. Distributions paid by us that are not attributable to gain from our sales or exchanges of United States real property interests (“USRPIs”), and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax at the time of distribution, unless such dividend is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder or an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

If income from the investment in shares of our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property. Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gains”) will, except as described below, be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. The Non-U.S. Stockholder would thus be taxed at the normal capital gain rates applicable to U.S. individuals or corporations (without regard to whether we designate the distribution as a capital gain dividend), and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The Non-U.S. Stockholder may credit the amount withheld against the Non-U.S. Stockholder’s U.S. tax liability. Such withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

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However, generally, pursuant to FIRPTA, distributions of USRPI capital gains are not treated as effectively connected income for a Non-U.S. Stockholder and instead are treated and taxed as ordinary dividends if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the Non-U.S. Stockholder does not own more than 10% of the class of stock at any time during the one year period ending on the date of such distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. As a result of the listing of our Class A common stock on Nasdaq, we anticipate that shares of our Class A common stock (but not our Class B-1 common stock and Class B-2 common stock) will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.

Sales of Shares. Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our stock generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our stock continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the shares sold are of a class of our stock that is “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 10% of our outstanding shares of that class of stock at any time during the five-year period ending on the date of the sale.

We believe that we qualify as “domestically controlled.” However, even if we were not domestically controlled, we anticipate that shares of our Class A common stock (but not our Class B-1 common stock and Class B-2 common stock) will be “regularly traded” on an established securities market for the foreseeable future, although no assurance can be given that this will be the case. If the shares sold are of a class of stock that is not treated as “regularly traded” on an established securities market, the sale of such shares by a Non-U.S. Stockholder will be subject to FIRPTA if on the date the shares were acquired by the stockholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares, if any, with the lowest fair market value. If a Non-U.S. Stockholder holds shares of such class of our stock and subsequently acquires additional shares of such class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If the gain on the sale of shares of our stock were to be subject to U.S. federal income taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such shares of stock may be required to withhold a portion of the gross purchase price.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

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Foreign Account Tax Compliance Act (FATCA)

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations provide that these rules generally will apply to payments of dividends on shares of our stock and to payments of gross proceeds from a sale or other disposition of shares of our stock after December 31, 2018. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Other Tax Considerations

State, Local and Foreign Taxes. We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our stock.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our capital stock.

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USE OF PROCEEDS

To the extent shares of Class A common stock are purchased from the Company under the Plan, it will receive additional funds for general corporate purposes. We have no basis for estimating the number of shares of Class A common stock that will be sold or the prices at which those shares of Class A common stock will be sold.

PLAN OF DISTRIBUTION

We are offering a maximum of 3,488,083 shares of Class A common stock through the Plan. Subject to the availability of shares of Class A common stock registered for issuance under the Plan, there is no total maximum number of shares of Class A common stock that can be issued pursuant to the reinvestment of distributions. We have no basis for estimating the number of shares of Class A common stock that will be sold or the prices at which those shares of Class A common stock will be sold. We will not pay any brokerage commissions or fees in connection with the sale of shares of Class A common stock pursuant to the Plan.

Except to the extent the Plan Administrator purchases shares of Class A common stock in open market transactions, the shares of Class A common stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell shares of Class A common stock to owners of shares (including brokers or dealers) who, in connection with any resales of those shares, may be deemed to be underwriters. In connection with any transaction on this basis, compliance with Regulation M under the Exchange Act would be required. Those shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Class A common stock trade or in privately negotiated transactions. The shares of Class A common stock are currently listed on Nasdaq. Any underwriter involved in the offer and sale of the shares of Class A common stock will be named in the applicable prospectus supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the shares of Class A common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Except with respect to open market purchases of shares of Class A common stock relating to reinvested distributions, the Company will pay any and all fees and related expenses incurred in connection with purchases of shares of Class A common stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of shares of Class A common stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related fees and any applicable transfer taxes.

The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of the Plan. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Class A common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

Our consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 included in the Annual Report (Form 10-K) for the year ended December 31, 2017 and Amendment No. 1 thereto have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain U.S. federal income tax matters have been passed upon by Proskauer Rose LLP. The validity of the shares offered by this prospectus has been passed upon for us by Venable LLP.

37

PROSPECTUS

DISTRIBUTION REINVESTMENT PLAN
3,488,083 SHARES OF CLASS A COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

July 23, 2018

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the shares of Class A common stock registered hereby:

SEC registration fee*	$18,742
Blue Sky Fees and Expenses**	100,000
Legal Fees and Expenses**	200,000
Accounting Fees and Expenses**	100,000
Transfer Agent Fees**	500,000
Printing, Mailing Expenses**	600,000
Total	$1,518,742

* No additional securities are being reported. Registration fees were paid with the original filing of the registration statement on April 1, 2016. No additional registration fees are required.

** Previously estimated.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of our charter. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged, in a final adjudication, to be liable to us, (2) such indemnitee was adjudged, in a final adjudication, to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

(a) The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger, dated as of September 6, 2016, among American Finance Trust, Inc., American Finance Operating Partnership, L.P., Genie Acquisition, LLC, American Realty Capital - Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P.
4.1(2)	Articles of Amendment and Restatement
4.2(3)	Articles of Amendment relating to reverse stock split, dated July 3, 2018
4.3(3)	Articles of Amendment relating to par value decrease, dated July 3, 2018
4.4(3)	Articles of Amendment relating to common stock name change, dated July 3, 2018
4.5(3)	Articles Supplementary relating to reclassification of common stock, dated July 3, 2018
4.6(4)	Articles Supplementary relating to election to be subject to Section 3-803 of MGCL
4.7(5)	Amended and Restated Bylaws
4.8(5)	Second Amended and Restated Agreement of Limited Partnership of American Finance Operating Partnership, L.P., dated as of July 19, 2018
4.9(5)	Amended and Restated Distribution Reinvestment Plan
5.1*	Opinion of Venable LLP regarding legality of securities being registered
8.1*	Opinion of Proskauer Rose LLP as to tax matters
23.1*	Consent of KPMG LLP
23.2*	Consent of Venable LLP (included in Exhibit 5.1)
23.3*	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith
(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2016.
(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 11, 2015.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2018.
(4)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 13, 2017.
(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 19, 2018.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(i) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission and such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 23rd day of July, 2018.

American Finance Trust, Inc.

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President, Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward M. Weil, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement for American Finance Trust, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Edward M. Weil, Jr.	Chief Executive Officer, President,	July 23, 2018
Edward M. Weil, Jr.	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Katie P. Kurtz	Chief Financial Officer, Treasurer and	July 23, 2018
Katie P. Kurtz	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Lisa D. Kabnick	Lead Independent Director	July 23, 2018
Lisa D. Kabnick

/s/ Stanley R. Perla	Independent Director	July 23, 2018
Stanley R. Perla

/s/ Leslie D. Michelson	Independent Director	July 23, 2018
Leslie D. Michelson

/s/ Edward G. Rendell	Independent Director	July 23, 2018
Edward G. Rendell